Exhibit 99.2

November 3, 2003

VIA CERTIFIED MAIL AND FACSIMILE

Douglas A. Schur

Vice President and Deputy General Counsel

Health Plan Operations

Blue Cross of California

21539 Oxnard Street

Woodland Hills, California  91367

Re:          Comprehensive Contracting Hospital Agreement (“Agreement”) Between
Blue Cross of California (“BCC”) and Tenet HealthSystem Hospitals. Inc.
d/b/a/ Doctors Medical Center of Modesto (“DMC”)

Dear Mr. Schur:

                I am in receipt of your October 31, 2003 letter addressed to Tim Joslin, Bill Leyhe and Abdul Kassir wherein BCC declared its intention to terminate the Agreement effective November 30, 2003.  BCC’s purported termination of the Agreement is based on numerous alleged breaches of the Agreement by DMC as well as DMC’s failure to honor its duty of good faith and fair dealing.

                On the same day that DMC received your October 31 letter, it also appears that BCC spoke with the Los Angeles Times about the existence of this contract issue, which BCC and DMC had been discussing in good faith for less than two days.  As you probably know, DMC only became aware of BCC’s contentions in this matter on Wednesday, October 29 when BCC’s Drs. Jeffrey Kamil, Rocky Crocker, Alan Rosenberg, and Woody Meyers met with Drs. Stephen Newman and Jennifer Daley of Tenet Healthcare Corporation (“Tenet”) to discuss the issue.  BCC’s apparent contact with the Los Angeles Times helped land an article on the front page of the Times’ Saturday, November 1 edition that was damaging to DMC, Tenet and the reputations of physicians affiliated with DMC.

                DMC vehemently denies that BCC has any right to terminate the Agreement based on these allegations.  Moreover, DMC and Tenet are outraged that BCC would attempt to use the mass media to press an advantage in this matter well before DMC or Tenet has had any meaningful opportunity to evaluate any information offered by BCC to support its claims of improper and medically unnecessary coronary artery bypass graft (“CABG”) procedures at DMC.  On October 29, a BCC consultant presented Dr. Daley with summary information and findings of three unidentified BCC physician experts.  To date, the only information that any person at Tenet or DMC has received is this summary presentation and BCC’s bald assertion that of 23 CABG cases reviewed at DMC, 12 appeared not to be medically necessary.  It is also important to note that during BCC’s review period there were over 1,922 CABG procedures on patients at DMC.  Hence, BCC’s sample size represents roughly 1.2% of the total CABG patient population during the review period.

                Based solely on the scant information presented to Drs. Newman and Daley this past Wednesday, BCC has declared that DMC and its affiliated professionals are categorically unfit to treat cardiology and cardiovascular surgery patients unless DMC immediately institutes a number of drastic and unprecedented programs and processes to satisfy BCC that CABG procedures are appropriately ordered and performed.  In an October 31, 2003 letter to Dr. Newman, Dr. Kamil specifically identified three actions that DMC would have to implement before BCC would consider allowing its members to undergo CABG procedures at DMC.  While DMC is committed to providing quality care to all patients at its facility, including BCC members, it currently has no reason to believe that any of the extreme measures mandated by Dr. Kamil are necessary or even appropriate.  Since Wednesday, DMC has been willing to discuss with BCC reasonable and appropriate measures that it could implement to assure BCC and its members that all due care is being taken to ensure that CABG procedures performed at DMC are both medically necessary and properly undertaken.  DMC will continue those discussions with BCC so long as both parties are acting in good faith.  However, (1) DMC has no obligation under the Agreement, or any other arrangement between BCC and DMC, to comply with the specific actions described in Dr. Kamil’s letter to Dr. Newman, and (2) BCC has not given DMC compelling evidence to suggest that the implementation of such measures is warranted under accepted standards of medical care.

                DMC demands that BCC immediately withdraw its premature and ill-founded notice of termination and strongly suggests that BCC proceed with the important business of discussing with DMC reasonable and medically appropriate ways to improve the delivery of CABG procedures at DMC, both in the short and long term.  DMC sincerely hopes that, in the future, BCC will pursue this more productive course instead of using the mass media to pressure DMC to accede to its baseless and unreasonable demands.  It is clearly in the best interest of BCC and its members for the Agreement to continue uninterrupted and in effect.  If BCC does not immediately and unconditionally withdraw its notice of termination, DMC will have no choice but to consider BCC’s actions an unlawful repudiation of the Agreement and it is prepared to take whatever legal action is necessary to protect its rights and pursue all of its remedies in that case.  BCC should also be aware that Tenet and DMC are currently investigating any claims that they and others may have against BCC in connection with its communications with any third parties.

                In closing, please be aware that Tenet and DMC view the reckless allegations and improper threats of termination that were contained in your October 31 letter with the utmost seriousness.  Please give me a call as soon as possible so that we may discuss how to begin repairing the unnecessary damage that has been done in the past three days to an otherwise long and beneficial association between BCC, DMC and Tenet.

Sincerely,

Rod Stone
Deputy General Counsel